Clearant, Inc. Reports Record 2nd
Quarter 2008 Revenue Results

3rd Consecutive Quarter-Over-Quarter Record Growth

LOS ANGELES, CA—(MARKET WIRE)—August 20, 2008 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process® designed to substantially reduce all types of pathogens in biological products including HIV, today announced that revenues for the second quarter period ending June 30, 2008 increased 194% to a record $0.50 million from $0.17 million in the same period of 2007.

Direct distribution revenue rose 254% to $0.46 million from $0.13 million a year ago. Revenues from licensing and contract research increased to $49,000 from $43,000 in the second quarter of 2008 and 2007, respectively.

Net loss and loss per share for the second quarter ending June 30, 2008 improved to $0.47 million and $0.01 per share, respectively, from $0.85 million and $0.11 per share, respectively, in the second quarter of 2007.

Revenues for the six month period ending June 30, 2008 increased 62% to a record $0.97 million from $0.60 million in the same period of 2007. Direct distribution revenue grew to a record $0.76 million for the first six months of 2008 compared to $0.30 million in the first six months of the prior year. Revenues from licensing, fee for service, and contract research activities that the Company intends to de-emphasize in the future declined to $0.21 million from $0.30 million for the first six months of 2008 and 2007, respectively.

Net loss and loss per share for the first six months of 2008 improved to $1.03 million and $0.02 per share, respectively, from $1.81 million and $0.34 per share, respectively, in the first six months of 2007.

“We are extremely pleased with our third consecutive quarter-over-quarter growth,” said Jon Garfield, Chief Executive Officer, “this further demonstrates the growing demand of the Clearant Process®.”

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570
www.clearant.com